Exhibit 23.3
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in Registration Statement Nos. 2-90847, 33-33620, 333-56904, 333-66698, 333-106852 and 333-142132 on Form S-8 of Westmoreland Coal Company and subsidiaries of our report dated March 10, 2006, related to the financial statements of Westmoreland—LG&E Partners as of December 31, 2005 and 2004, and for each of the two years in the period ended December 31, 2005, included in this Annual Report on Form 10-K/A of Westmoreland Coal Company for the year ended December 31, 2006.
/s/ Deloitte & Touche LLP
Columbus, Ohio
March 17, 2008